May 22, 1997

The Chase Manhattan Bank,
  as Trustee of
Delaware - Voyageur Tax-Exempt Trust,
Series 10
Four New York Plaza
New York, New York 10004-2413

Attn:     Mr. Paul J. Holland
          Vice President

Re:       Delaware - Voyageur Tax-Exempt Trust,
          Series 10, consisting of
          New Mexico Series 2
          Pennsylvania Insured Series 1
          Territorial Insured Series 6

Dear Sirs:

         We are acting as special counsel with respect to New York tax matters for Delaware - Voyageur Tax-Exempt Trust, Series 10, which consists of New Mexico Series 2, Pennsylvania Insured Series 1, and Territorial Insured Series 6 (each, a "Trust"), which will be established under a certain Standard Terms and Conditions of Trust and a related Trust Agreement each dated as of today (colletively, the "Indenture") between Voyageur Fund Managers, Inc., as Depositor (the "Depositor"), Muller Data Corporation, as Evaluator, and Chase, as Trustee (the "Trustee"). Pursuant to the terms of the Indenture, units of fractional undivided interest in the Trust (the "Units") will be issued in the aggregate number set forth in the Indenture.

         We have examined and are familiar with originals or certified copies, or copies otherise identified to our satisfaction, of such documents as we have deemed necessary or appropriate for the purpose of this opinion. In giving this opinion, we have relied upon the two opinions, each dated today and addressed to the Trustee, of Chapman and Cutler, counsel for the Depositor, with respect to the matters of law set forth therein.

         Based upon the foregoing, we are of the opinion that:

         1. The Trust will not constitute an association taxable as a corporation under New York law, and acordingly will not be subject to the New York State franchise tax or the New York City general corporation tax.

         2. Under the income tax laws of the State and City of New York, the income of the Trust will be considered the income of the holders of the Units.

         We consent to the filing of this opinion as an exhibit to the Registration Statement (No. 333-27095) filed with the Securities and Exchange Commission with respect to the registraiton of the sale of the Units and to the references to our name under the captions "Taxation" and "Legal Opinions" in such Registraiton Statement and the preliminary prospectus included therein.


                                        Very truly yours,


                                        /s/ Carter, Ledyard & Milburn

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